MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O'Fallon)

P.O. Box 8

St. Peters

MO 63376-0008

USA

May 14, 2001

Dear Sirs,

We understand that MEMC Electronic Materials, Inc. ("MEMC" or "you"), and MEMC's subsidiaries are actively pursuing loans and other financing from third parties.

This will confirm that in the event that you and your subsidiaries are unable to secure such additional financing on a timely basis in order for you to meet your liquidity requirements, E.ON AG and/or one of its subsidiaries will provide you with up to $50,000,000 of additional credit on terms and conditions acceptable to E.ON AG as reasonably necessary for you to meet your liquidity requirements through March 31, 2002, so long as no bankruptcy, insolvency or similar proceeding, by or against you, has been commenced and is continuing or a judgment under such proceeding has been entered against you. Such additional credit would be provided in the form of an adequately collateralized revolving credit agreement maturing on or after April 1, 2002, with an interest rate of LIBOR plus 8 percent (the "New Revolving Credit Facility").

The New Revolving Credit Facility may require you to use the proceeds of any third party loans to pay down (with an ability to re-borrow if needed to satisfy your liquidity requirements) the outstanding amounts owing on the New Revolving Credit Facility .

[Attachement to the letter of May 14, 2001.]

Very truly yours,

E.ON AG

/s/ Prof. W. Simson /s/ H. G. Ulmke

Prof. W. Simson H. G. Ulmke